Exhibit 10.23

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

TECHNOLOGY LICENSE CONTRACT

Article 1.00 – Preliminary Provisions.

1.01 Date. The effective date of this contract is January 4, 2002 (the “Effective Date”).

1.02 Parties. There are two parties to this contract. They are:

(a)	MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (called “Mayo” in this contract), and

(b)	ABARIS PHARMA, INC., a Delaware corporation located at 2025 1st Avenue, Suite 800, Seattle, Washington 98121 (called “Abaris” in this contract), a wholly owned subsidiary of Corus Pharma, Inc., a Delaware corporation.

1.03 Purpose of Contract. Certain inventions have been made in connection with Mayo’s research, patient care, and education programs. By assignment of the inventions from the inventors, Mayo owns certain patent-rights and know-how. In addition, Mayo entered into an agreement with the Regents of the University of Minnesota (called “University” in this contract) regarding certain patent rights, dated April 20, 2001 (“Invention Administration Agreement”). Mayo intends to grant licenses to use its patent rights and know-how for the development of products, processes, and methods for public use and benefit. Abaris intends to develop marketable products for public use and benefit within the Territory described in this contract, by using the Licensed Patents, Mayo/UM Patents and Licensed Know-How. Both parties acknowledge that Mayo has carefully selected Abaris because of Abaris’s unique characteristics which make Abaris especially suitable as a licensee of the inventions.

Article 2.00 – Definitions.

2.01 Licensed Patents means the patents and patent applications set forth in Exhibit A of this contract and Mayo’s rights in the Mayo/UM Patents; any divisions, continuations, and continuations-in-part, foreign counterparts, renewals, reexamination certificates and substitutions based thereon; any patents which may issue therefrom; and any reissues and extensions thereof.

2.02 Affiliate means, for Abaris, any person or entity that directly or indirectly owns or Controls, is owned or Controlled by or is under common ownership or Control with Abaris. The term “Control” of Abaris shall mean beneficial ownership, directly or indirectly, of 50% or more of the outstanding voting shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority of Abaris; and for Mayo any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent Mayo Foundation. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Foundation. Mayo’s Affiliates include, but are not limited to: Mayo Foundation; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Jacksonville, Florida; St. Luke’s Hospital, Jacksonville, Florida; Mayo Clinic Arizona; Mayo Clinic Hospital, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Health System West Central Wisconsin and controlled or wholly-owned subsidiary corporations or other entities of all of the above.

2.03 Field of Use means inhalation for [*].

2.04 License Quarter begins on the date in Section 1.01 of this contract, and thereafter begins on the first day of each January, April, July, and October during the term of this contract.

2.05 License Year begins on the date in Section 1.01 of this contract, and thereafter begins on the first day of each January during the term of this contract.

2.06 Licensed Know-How means Mayo’s and its Affiliates’ technical and business information identified or defined in Exhibit B of this contract, which may be amended from time to time by Mayo and Abaris.

2.07 Licensed Product means any and all products (including, without limitation, lidocaine, NCE’s and Pro-Drugs) the manufacture, use, sale, offer for sale, or importation of which, but for the license granted in this contract would infringe or contribute to the infringement of a Valid Claim of the Licensed Patents.

2.08 Improvements means any improved, modified or enhanced element or feature of the Mayo Licensed Patents or Licensed Know-How which is conceived as evidenced by written record, reduced to practice, isolated, created, identified or generated during three (3) years from the Effective Date by Mayo or its Affiliates.

2.09 Material Breach means breaches of this contract which are specified in this contract as being material breaches, and in addition any breach of this contract which the non-breaching party in the exercise of its good-faith discretion determines is so injurious to the relationship between the parties that this contract should be subject to Termination in accordance with Section 7.02 of this contract.

2.10 Mayo Information means all information embodied in the Licensed Know-How, or expressly marked, labeled, referenced in writing, or otherwise designated by Mayo as confidential, which is disclosed to Abaris by Mayo, relating in any way to Mayo’s markets, customers, patents, inventions, products, procedures, designs, plans, organization, employees, or business in general, but not including:

(a)	information which, before or after disclosure, becomes part of the public domain through no action or fault of Abaris; or

*Confidential Treatment Requested.

(b)	information which Abaris can show by preponderance of the evidence was in its possession before disclosure by Mayo to Abaris and was not acquired, directly or indirectly, from Mayo; or

(c)	information which was received by Abaris from a third party having a legal right to transmit such information; or

(d)	information which Abaris or its Affiliates independently develop without use of Mayo’s Licensed Know-How or non-public Licensed Patents, as evidenced by documentation contemporaneous with such development.

2.11 Net Sales means the revenues received by Abaris, its Affiliates and Sublicensees for the sale of the Licensed Products in the Territory, less sales, excise, use, import, export, government required value-added or other taxes shown on the face of the invoice; less credits for defective or returned Licensed Products; less all government required refunds and rebates; and less all regular trade and discount allowances.

2.12 Termination of this contract means the ending, expiration, rescission, or any other discontinuation of this contract pursuant to the terms of this contract.

2.13 Territory means worldwide.

2.14 New Chemical Entity (“NCE”) means any composition or method of using such composition developed by or for Abaris or its Affiliates (solely or jointly with third parties) which is not described in published literature prior to its conception which is developed using the Licensed Know-How or any target, method or compound claimed or described in the Licensed Patents, including, without limitation, the compounds which Abaris conceived prior to the Effective Date of this contract.

2.15 Pro-Drug means any NCE which undergoes biotransformation before exhibiting the pharmacological effect characteristic of lidocaine or any other compound disclosed in the Licensed Patents, including, without limitation, the pro-drugs Abaris has begun to develop prior to the Effective Date of this contract.

2.16 Royalty(ies) means royalty payments based on percentages of Net Sales of the different types of Licensed Products set forth in Section 4.03 of this contract.

2.17 Valid Claim means a claim in an issued patent which has not expired, lapsed, been canceled or become abandoned and has not been finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority of competent jurisdiction.

2.18 Sublicensee means a person or entity, other than an Affiliate of Abaris, which sublicenses the Licensed Patents and/or Licensed Know-How from Abaris.

2.19 Program means a development program which includes the development and testing of a chemical entity, such as lidocaine, for one or more indications, such as asthma and bronchitis. To exemplify how different Programs may arise, “Program A” may include the development of lidocaine for the treatment of asthma, a second development of lidocaine for the treatment of bronchitis and a third development of lidocaine for the treatment of emphysema. “Program B” may include the development of a chemical entity other than lidocaine (e.g., an NCE which is a Pro-Drug (entitled to a [*] royalty under Section 4.03 of this contract), an NCE which is not a Pro-Drug (entitled to a [*] royalty under Section 4.03 of this contract) or any non-lidocaine compound (entitled to a [*] royalty, depending, under Section 4.03 of this contract) for the treatment of asthma and a second development of such chemical entity for the treatment of bronchitis. “Program C” may include the development of a chemical entity other than lidocaine and the chemical entity in Program B.

2.20 Mayo/UM Patents means: [*] any foreign nationalized applications corresponding to [*]; and any other patent applications, divisions, continuations, or continuations-in-part thereof and any patents issued thereon or reissues or extensions thereof.

Article 3.00 – Grant of Rights.

3.01 Grant.

(a)	Mayo hereby grants to Abaris an exclusive license, including the right to grant sublicenses, under the Licensed Patents to develop, test, use, offer for sale, sell, have sold, manufacture, have made, import, export and otherwise distribute Licensed Products for the Field of Use in the Territory, according to the terms of this contract.

(b)	Mayo hereby grants to Abaris an exclusive license, including the right to grant sublicenses, under the Licensed Know-How to develop, test, use, offer for sale, sell, have sold, manufacture, have made, import, export and otherwise distribute Licensed Products for the Field of Use in the Territory, according to the terms of this contract. The Licensed Patents and Licensed Know-How, if not patented or publicly disclosed by Mayo or a third party or by Abaris pursuant to Section 3.06, are Mayo Information, and Mayo considers such information to constitute trade secrets.

(c)	In the event Mayo becomes aware of any Improvements, during the term of this contract Mayo shall promptly and fully disclose such Improvements in writing to Abaris.

(d)	Subject to any third party rights in such Improvements existing at the time of such disclosure to Abaris, Mayo hereby grants to Abaris an option to obtain an exclusive, royalty-bearing license in the Territory, including the right to grant sublicenses, under Mayo’s patent and know-how rights to develop, test, use, incorporate, offer for sale, sell, have sold, manufacture, have made, import, export and otherwise distribute such Improvements in the Field of Use. Abaris may exercise such option by providing written

*Confidential Treatment Requested.

notice to Mayo at any time during the six (6) month period following Abaris’ receipt of the written disclosure of the Improvements from Mayo.

(e)	Within thirty (30) days after Mayo receives such notice, Abaris and Mayo shall negotiate in good faith an amendment to this contract or a license agreement that shall be consistent with this contract. Among other terms, the parties shall negotiate in good faith which party will pursue patent protection for such Improvements and an upfront payment by Abaris to Mayo in consideration of the license granted in such amendment or license agreement. Such amendment or license agreement shall have, at a minimum, the following terms, unless Abaris and Mayo mutually agree otherwise:

(i)	Mayo’s patent and know-how rights in the Improvements licensed to Abaris shall respectively become a part of the Licensed Patents or Licensed Know-How and as such shall be governed by all terms of this contract;

(ii)	Abaris’ obligation to pay royalties on Net Sales of Licensed Products modified by the Improvements licensed to Abaris shall not exceed the maximum Royalty rate set forth in Article 4.03 of this contract;

(iii)	if Abaris controls the pursuit of patent protection for the Improvements licensed to Abaris, Abaris shall bear all expenses related to such pursuit, and if Mayo controls the pursuit of patent protection for the Improvements licensed to Abaris, Abaris shall reimburse Mayo for all reasonable expenses related to such pursuit, provided that Mayo obtains Abaris’ prior written approval for reimbursement of expenses in excess of [*] for filing of an application and [*] for responding to an office action from any governmental patent office; and

(iv)	Abaris shall owe Mayo no minimum royalties or other payments for the license to the Improvements except for the royalties provided in Section 3.01(e)(ii) and the upfront payment.

In the event the parties are unable to agree upon an upfront payment within ninety (90) days of good faith negotiation, either party may terminate the negotiation in writing. For a period of one (1) year following any such termination, without Abaris’ prior written consent, Mayo shall not license the Improvements to a third party on the basis of a payment less than the upfront payment offered to Abaris or on the basis of a royalty rate less than the maximum Royalty rate set forth in Section 4.03 of this contract.

(f)	The parties acknowledge that during the pendency of this contract, the commercialization of Licensed Products in the Field of Use and Territory may require a license to other Mayo owned patents or patent applications. To the extent Mayo owns a patent application that it filed prior to the Effective Date or owns a patent that issued prior to the Effective Date (“Background Patents”) that claims Lidocaine or the use of Lidocaine and such application (or patent that issues therefrom) or patent prevents the manufacture, use, sale or importation of a Licensed Product in the Field of Use and in the Field of Use in the Territory, Mayo hereby grants Abaris a non-exclusive, worldwide, royalty-free, sub-licenseable license to practice such application (or patent

*Confidential Treatment Requested.

that issues therefrom) or patent solely for the purpose of and only to the extent necessary to practice the license grant in Section 3.01 (a)-(b) and Section 3.02 solely during the pendency of this contract. Abaris may request a discussion on any Background Patent that claims compounds other than Lidocaine. Subject to any third party rights, Mayo will engage in good faith discussions to grant Abaris a non-exclusive, worldwide, royalty-free sub-licensable license to practice such Background Patents solely for the purpose of and only to the extent necessary to practice the license granted in Section 3.01(a)-(b) and Section 3.02 solely during the pendency of this contract without an obligation by Abaris to pay any additional royalty.

3.02 Sublicenses.

(a) Prior to granting any sublicense to a Sublicensee, Abaris shall so notify Mayo in writing, setting forth the name of the entity and any of its affiliates that will receive or may receive rights and setting forth a deadline for response, which in no event shall be less thirty days from the date the notice is effective pursuant to Section 10.05. In the event Mayo reasonably expects that the grant of such sublicense would, in and of itself, generate negative publicity for Mayo or be injurious to Mayo’s name, goodwill, reputation or image, Mayo shall notify Abaris. Such notice shall include a description of Mayo’s reasons for objecting to such sublicense. Upon receiving such notice, Abaris shall not grant such sublicense unless the parties agree in writing otherwise following further good faith discussions. In the event Mayo provides no such notice to Abaris, Abaris may grant such sublicense.

(b) Any sublicense by Abaris of licenses granted to it under Sections 3.01 shall be consistent with the terms of this contract, and shall require acknowledgement and acceptance of Mayo’s warranty and representation disclaimers under Article 6.00 of this contract, and otherwise include provisions for the benefit of Mayo and its Affiliates, including, at least, those of Sections 3.03, 3.04, 3.06 and 6.04 and Article 7 of this contract. Any purported sublicense by Abaris of licenses granted to it under Sections 3.01 that violates the requirements of this Section 3.02 shall be void and of no effect. Promptly upon the execution of each sublicense of licenses granted to Abaris under Section 3.01, Abaris shall deliver a copy of the sublicense, redacting financial terms, to Mayo for verification purposes. For purposes of this Section 3.02, the sale by Abaris or its Affiliates of a Licensed Product shall not be considered a sublicense.

(c) Upon the Termination of this contract for any reason other than pursuant to Section 7.01 of this contract, each sublicense granted by Abaris to a Sublicensee under this contract shall terminate within ninety (90) days and it shall be the responsibility of Abaris to provide notice of Termination to each Sublicensee. During such ninety (90) day period, Mayo shall, if requested by any such Sublicensee, engage in good faith negotiations with such Sublicensee for the continuation of the license granted by Abaris to such Sublicensee on similar terms and conditions. Mayo shall have no obligation to continue or grant a sublicense or license to such Sublicensee.

3.03 Reservation of Rights. The grant of rights in Section 3.01 is subject to the rights of the United States government, if any, in the Licensed Patents and Licensed Know-How and Mayo’s and its Affiliates’ reserved, irrevocable and royalty free right under the Licensed Patents and Licensed Know-How to manufacture, have manufactured, or use (but not commercially distribute) any products or methods, including Licensed Product, solely in connection with Mayo’s and its Affiliates’ non-profit educational, research and clinical programs.

3.04 All Other Rights Reserved. This contract does not grant a license to any patent or patent application not defined in the Licensed Patents or to any of Mayo’s know-how not included in the Licensed Know-How or to any Licensed Patents or Mayo Know-How outside the Field of Use or Territory. Except as granted in Section 3.01, no other license is granted by Mayo under any intellectual property rights owned or controlled by Mayo, including any patents, know-how, copyrights, proprietary information, and trademarks. All such rights are expressly reserved by Mayo. Abaris acknowledges that in no event will this contract be construed as an assignment by Mayo to Abaris of any intellectual property rights, and Mayo acknowledges that in no event will this contract be construed as an assignment by Abaris to Mayo of any intellectual property rights.

3.05 Disclosure of Know-How. Within ninety (90) days after execution of this contract, Mayo shall make available and provide to Abaris the Licensed Know-How. The parties shall cooperate in periodically updating Exhibit B with any and all Licensed Know-How provided to Abaris after the Effective Date of this contract. Mayo, however, owns the materials in which the Licensed Know-How is embodied, including, but not limited to, prototypes, blueprints, and plans. Abaris shall have the right to confer with the inventors of the Licensed Patents and Licensed Know-How (so long as they are employees of Mayo or its Affiliates) for such reasonable periods and at such times that are mutually convenient. At the written request of Abaris, Mayo shall reasonably cooperate with Abaris to effect the transfer of the Investigative New Drug application filed related to the clinical development of lidocaine to any entity designated by Abaris.

3.06 Mayo Confidentiality. Abaris acknowledges that all Mayo Information is confidential and proprietary to Mayo. Subject to the terms of this contract, Abaris shall not use any Mayo Information during the term of this contract, and for three (3) years after the Termination of this contract, for any purpose other than as permitted or required under this contract. Subject to the terms of this contract, Abaris shall not disclose or provide any Mayo Information to any third party, and Abaris shall take commercially reasonable measures to prevent any such disclosure by its employees, agents, contractors, or consultants during the term of this contract, and for three (3) years after its Termination; provided however, that Abaris may use and disclose any Mayo Information to the extent such use or disclosure is made for the purposes of this contract, including, but not limited to: (a) hiring and working with a contractor under terms of confidentiality for the purposes of this contract; (b) testing, evaluating, obtaining regulatory approval for or commercializing the Licensed Products; (c) obtaining funding or investments for commercialization of the Licensed Products; or (d) fulfilling Abaris’ obligations under this contract.

(a)	At Mayo’s request, Abaris shall reasonably cooperate with Mayo, except financially, in any legal actions taken by Mayo to protect its rights in the Licensed Patents and in the Mayo Information.

(b)	any violation of Abaris’ obligations stated in this Section 3.06 is a Material Breach of this contract.

3.07 Abaris Confidentiality.

(a) Under this contract, Mayo will have access to Abaris’ financial information, books and records and business information, including, without limitation, information which is material and non-public under all applicable federal and state securities laws (“Abaris Business Information”). Upon Mayo’s written consent, Mayo may also receive access to Abaris’ confidential or proprietary technical information, including, without limitation, scientific, research, development or testing information, concepts, inventions and data (“Abaris Technical Information”). Prior to providing any Abaris Technical Information to Mayo, Abaris shall provide Mayo a non-confidential identification of Abaris Technical Information in writing. Unless Mayo consents in writing to receiving such Abaris Technical Information, Abaris shall not provide such Abaris Technical Information to Mayo.

(b) During and after the term of this contract, Mayo shall keep in confidence and not disclose Abaris Business Information, and Mayo shall use Abaris Business Information for no purpose other than fulfilling Mayo’s obligations and exercising its rights under this contract.

(c) Mayo shall not use any Abaris Technical Information during the term of this contract, and for three (3) years after the Termination of this contract, for any purpose other than as permitted or required under this contract. Subject to the terms of this contract, Mayo shall not disclose or provide any of Abaris Technical Information to any third party, and Mayo shall take commercially reasonable measures to prevent any such disclosure by its employees, agents, contractors, and consultants during the term of this contract, and for three (3) years after its Termination; provided however, that Mayo may use and disclose any Abaris Technical Information to the extent such use or disclosure is made for the purposes of this contract, including, but not limited to: (i) evaluating Abaris’ achievement of milestones under this contract; (ii) evaluating Abaris’ fulfillment of commercially reasonable efforts under Article 8.00 of this contract; or (iii) fulfilling Mayo’s obligations under this contract.

(d) Notwithstanding anything to the contrary in this Section 3.07, Mayo may disclose any portion of Abaris Business Information or Abaris Technical Information which: (i) becomes part of the public domain through no action or fault of Mayo or its Affiliates; (ii) Mayo can show by preponderance of the evidence was in its possession before disclosure by Abaris to Mayo and was not acquired, directly or indirectly, from Abaris; (iii) was received by Mayo from a third party having a legal right to transmit such information; or (iv) Mayo or its Affiliates independently develop without use of Abaris Business Information or Abaris Technical Information, as evidenced by documentation contemporaneous with such development.

Article 4.00 – Consideration and Royalties.

4.01 Consideration. Within five (5) business days of the execution of this contract and subject to the terms and conditions of this contract, Abaris shall pay Mayo an up-front royalty payment of [*] as consideration for entering into the contract. This initial royalty payment is nonrefundable and is not an advance against any Royalties otherwise due under this contract.

*Confidential Treatment Requested.

4.02 Patent Cost Reimbursement.

(a) Subject to the terms and conditions of this contract, Abaris shall reimburse Mayo in the amount of [*] for costs, expenses and fees, including attorney fees, incurred prior to the Effective Date for the application and maintenance of the Licensed Patents. Abaris shall pay such amount in three installments according to the following schedule:

(i)	Within five (5) business days of the execution of this contract, Abaris shall pay Mayo a first installment in the amount of [*];

(ii)	On or before the first anniversary of the Effective Date, Abaris shall pay Mayo a second installment in the amount of [*]; and

(iii)	On or before the second anniversary of the Effective Date, Abaris shall pay Mayo a third installment in the amount of [*].

(b) To the extent not accounted for in the reimbursement due Mayo pursuant to Section 4.02(a) above, subject to the terms and conditions of this contract, Abaris shall reimburse Mayo for costs, expenses and fees, including attorney fees, incurred or owed by Mayo for legal services rendered and patent office fees paid between July 1, 2001 and the Effective Date of this contract for the application and maintenance of the Licensed Patents. Mayo shall invoice Abaris for such amount, and Abaris shall pay the invoice within thirty (30) days of receipt. Upon Abaris’ request, Mayo will provide Abaris with invoices and receipts which verify the accuracy of the reimbursement amounts due Mayo under this Section 4.02(b).

4.03 Royalties. Subject to the terms and conditions of this contract, Abaris shall pay Mayo Royalties on Abaris’, its Affiliates’ and its Sublicensees’ Net Sales of Licensed Products in the Territory as follows:

(a)	if the Licensed Product consists of lidocaine, the Royalty shall be [*];

(b)	if the Licensed Product consists of a non-lidocaine compound disclosed in the Licensed Patents, the Royalty shall be [*];

(c)	if the Licensed Product consists of any type of Pro-Drug, the Royalty shall be [*]; and

(d)	if the Licensed Product consists of any type of NCE which is not a Pro-Drug, the Royalty shall be [*].

The Royalties due under this Section 4.03 are payable as described in Section 5.01. It is a Material Breach of this contract if such payment is not received by Mayo on or before sixty (60) days following the end of the License Year to which such payment applies.

4.04 Product Development Milestones. Subject to the terms and conditions of this contract, for each different Program Abaris undertakes for the development of a Licensed Product in the

*Confidential Treatment Requested.

Field of Use in the Territory, Abaris shall pay to Mayo one-time product development milestone payments for that Program regardless of how many times Abaris meets the same milestones for different indications in the course of that Program. Abaris shall make such product development milestone payments as set for below:

(a)	[*] promptly upon a patient entering the first Phase III clinical trial in a Program;

(b)	[*] promptly upon the filing of the first New Drug Application (NDA) for the first Licensed Product in a Program; and

(c)	[*] promptly upon the first Licensed Product launch in a Program.

4.05 Taxes. Abaris is responsible for all taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter will be imposed by any authority in or for the Territory, (a) by reason of the performance by Mayo of its obligations under this contract, or the payment of any amounts by Abaris to Mayo under this contract; (b) based on the Licensed Product or use of the Licensed Product; or (c) which relate to the import of the Licensed Product into the Territory.

4.06 No Deductions. Except as provided herein, all payments to be made by Abaris to Mayo under this contract represent net amounts Mayo is entitled to receive, and shall not be subject to any deductions or offsets for any reason whatsoever. If such payments become subject to taxes, duties, assessments, or fees of any kind levied in the Territory, such payments from Abaris shall be increased to the extent that Mayo actually receives the net amounts due under this contract.

4.07 U.S. Currency. All payments to Mayo under this contract shall be made by draft drawn on a United States bank and payable in United States dollars, except if not allowed by the law in a country.

4.08 Compulsory Licenses. If a third party obtains, by order, decree or grant from a competent regulatory authority in any country in the Territory, a compulsory license under the Licensed Patents authorizing such third party to develop, test, make, have made, use, import, export, offer for sale or sell the Licensed Product in such country, aside from a license for such activities solely by or on behalf of a government, Mayo shall give prompt written notice to Abaris. During the effective period of such compulsory license, Abaris’ obligations to pay Royalties with respect to such Licensed Products sold in such country under this contract shall be reduced by [*].

Article 5.00 – Accounting and Reports.

5.01 Payment. Abaris will deliver to Mayo on or before sixty (60) days after each Calendar Quarter, a written report stating Net Sales on which Royalties are to be based, or stating the status of development of the Licensed Product, and of preparations to market the Licensed Product if marketing has not yet begun. Each such report shall be accompanied by the appropriate Royalty payment, if any, due for such License Quarter, as provided in Section 4.03. Net Sales derived in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the License Year in which such Net Sales were made as listed in the Wall Street Journal (Midwest Edition).

*Confidential Treatment Requested.

5.02 Accounting. Abaris and its Affiliates and Sublicensees shall keep complete, true, and accurate books of accounts and records for the purpose of showing the derivation of all royalties payable to Mayo under this contract. Such books and records shall be kept at Abaris’ or its Affiliates’ or Sublicensees’ principal place of business for at least three (3) years after the end of the License Year to which they pertain, and shall be open at reasonable times for inspection by an independent accounting firm selected by Mayo for verification of royalty statements or compliance with other aspects of this contract. The accounting firm shall treat as confidential all relevant matters, shall be reasonably acceptable to Abaris, or its Affiliates or Sublicensees and shall execute and deliver to Abaris or its Affiliates or Sublicensees a standard confidentiality agreement and shall not disclose to Mayo any information relating to Abaris’ or its Affiliates’ or Sublicensees’ business, except whether Abaris’ royalty reports and payments are correct or incorrect, and the specific details concerning any discrepancies reasonably necessary to support such report. The accounting firm shall not be hired on a contingent fee basis. If any inspection indicates the royalty payments due Mayo have been undercalculated by Abaris by ten (10) or more percent for any License Year, then Abaris shall promptly reimburse Mayo for all costs incurred in connection with the inspection. Failure to reimburse Mayo in such an instance, upon Mayo’s demand, is a Material Breach of this contract. If any inspection indicates the royalty payments due Mayo have been over-calculated by Abaris, then Abaris shall off-set such overpayment against future royalty payments due to Mayo by Abaris.

Article 6.00 – Warranties and Indemnification.

6.01 Use of Name and Logo. Abaris and its Affiliates shall not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent (collectively, “Mayo Names”), without Mayo’s prior, written, express consent. Mayo may withhold such consent in Mayo’s absolute discretion. Violation of this Section 6.01 is a Material Breach of this contract, entitling Mayo to appropriate equitable or legal relief. Notwithstanding the foregoing, Abaris or its Affiliates may use Mayo Names in Abaris’ or its Affiliates’ communications and disclosures with government authorities and regulatory bodies. Any such communication shall be factual in nature and shall use Mayo Names only to the extent necessary to comply with law or agency regulation. Further, Abaris and its Affiliates receives approval to use the statement “Licensed from Mayo Clinic”, such as used in the slide attached as Exhibit C, to be used only in a factual manner and without implied or express endorsement of Abaris or its Affiliates of any of their products, service or programs. If at any time Mayo objects to the manner in which Abaris or its Affiliates use this statement, Abaris and its Affiliates shall cease such use.

6.02 Warranties.

(a) Mayo hereby represents and warrants that: (i) the execution, delivery and performance of this contract does not conflict with or violate any agreement to which Mayo is a party; (ii) subject to Section 3.03 of this contract, Mayo has the right and authority to grant the licenses and option provided in this contract; (iii) Mayo has not received any notice from a third party claiming ownership in any of the Licensed Patents, and to the best of Mayo’s knowledge Mayo owns all right, title and interest in the Licensed Patents and Licensed Know-How with the exception of the Mayo/UM Patents; and (iv) as of the Effective Date Mayo has not granted to any third party any licenses or rights to the Licensed Patents in the Field of Use. Except for such representations and warranties, nothing in this contract shall be construed as: (x) a warranty or representation by Mayo as to the validity or scope of any patents contained in the Licensed Patents or that any of the pending applications will issue as patents; (y) an obligation to bring or to prosecute actions against third parties for infringement of Licensed Patents; or (z) a warranty or representation that the manufacture, use, sale, offer for sale or importation of any Licensed Product or the use or practice of any of the Licensed Patents and Licensed Know-How are free from infringement or misappropriation of a third party’s intellectual property rights.

(b) Abaris hereby represents and warrants that: (i) the execution, delivery and performance of this contract does not conflict with or violate any agreement to which Abaris is a party; (ii) Abaris has full right, power and authority to enter into and perform this contract; and (iii) Abaris has not authorized any agent or other party to seek out the technology licensed hereunder, to initiate discussions with Mayo regarding this contract or to negotiate or form this contract on behalf of Abaris, with the exception of Abaris’ legal counsel.

6.03 Disclaimer.

(a) SUBJECT TO SECTION 6.02(A), MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED PATENTS OR LICENSED KNOW-HOW. SUBJECT TO SECTION 6.02(A), ABARIS TAKES THE LICENSED PATENTS AND LICENSED KNOW-HOW “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS AND LICENSED KNOW-HOW. ABARIS IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS AND INFORMATION PROVIDED OR LICENSED HEREUNDER HAVE APPLICABILITY OR UTILITY IN ABARIS’ MANUFACTURING AND DESIGN ACTIVITIES. ABARIS ASSUMES ALL RISKS AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION. ABARIS MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE THAT ITS EFFORTS UNDER THIS CONTRACT WILL RESULT IN THE COMMERCIALIZATION OR SUCCESSFUL COMMERCIALIZATION OF THE LICENSED PATENTS, LICENSED KNOW-HOW OR LICENSED PRODUCTS.

(b) FOR AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ABARIS ACKNOWLEDGES THAT IT TAKES ANY RIGHTS TO THE MAYO/UM PATENTS “AS IS”, “WITH ALL FAULTS”, AND “WITH ALL DEFECTS”, AND WITH NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES

WHATSOEVER, EXPRESS OR IMPLIED. Abaris acknowledges that Mayo has provided Abaris with copy of the Invention Administration Agreement with the financial terms redacted and Abaris has made its independent evaluation of the agreement. In consideration of the foregoing, Mayo agrees to the following:

(i) Mayo will not terminate the Invention Administration Agreement, without cause, without the prior written consent of Abaris; and

(ii) Abaris will reimburse the fees for the Mayo/UM Patents under Section 4.02 up to [*] in the event Mayo and University renegotiate the Invention Administration Agreement to eliminate the ability of either side to terminate the Invention Administration Agreement without cause within the Field of Use; and

(iii) In the event Mayo and University are unable to renegotiate as set forth in Section 6.03(b)(ii), then Abaris will only be responsible for up to [*] of the fees for the Mayo/UM Patents under Section 4.02.

6.04 Indemnification by Abaris. Abaris shall defend, indemnify, and hold harmless Mayo and Mayo’s Affiliates from all liability, demands, damages, expenses, losses, fees (including attorneys’ fees) and settlements, for death, personal injury, illness, or property damage arising out of: (a) use by Abaris, its Affiliates and Sublicensees of Licensed Patents and Licensed Know-How furnished under this contract; (b) use, sale, or other disposition of Licensed Product by Abaris, its Affiliates, Sublicensees, or transferees; (c) the gross negligence or willful misconduct of Abaris, its Affiliates and Sublicensees in performing their obligations under this contract; (d) any breach of a representation or warranty provided in Section 6.02(b) of this contract; and (e) any third party claim that the manufacture or sale of the Licensed Products by Abaris, its Affiliates or Sublicensees infringes upon such party’s patent rights; provided, however that: (i) Mayo shall give Abaris prompt written notice of any such claim or lawsuit; (ii) Abaris shall have the right to compromise, settle or defend such claim or lawsuit; and (iii) Mayo, at Abaris’ expense, cooperates with Abaris, its Affiliates or Sublicensees in the defense of such claim or lawsuit. Mayo shall have the right to participate at its own expense and using its own counsel in such actions.

As used in Sections 6.04 and 6.05, Mayo and its Affiliates include the trustees, officers, agents, and employees of Mayo and its Affiliates, and Abaris includes not only its Affiliates as defined in this contract, but also any of its contractors and subcontractors. Abaris shall, during the term of this contract, carry claims made liability insurance, including products liability prior to clinical trials commencing on any Licensed Product and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by Abaris hereunder, such amount being at least [*]. In the event Abaris change insurance carriers during the terms of its obligations under this contract, Abaris shall purchase Extended Reporting Endorsement (tail coverage) for a coverage period of a minimum of five (5) years from the date it changes carrier. In addition, all such policies shall name Mayo as an additional insured.

6.05 Waiver of Subrogation. Abaris expressly waives any right of subrogation that it may have against Mayo resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees), and expenses for which Abaris has agreed to indemnify Mayo and its Affiliates or hold Mayo and its Affiliates harmless under Section 6.04 of this contract.

*Confidential Treatment Requested.

6.06 Liability and Additional Waivers. ABARIS AGREES THAT MAYO SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES, OR ANY OTHER PERFORMANCE UNDER THIS CONTRACT, UNLESS RESULTING FROM MAYO’S NEGLIGENCE OR WILLFULL AND WANTON MISCONDUCT. IN NO EVENT SHALL EITHER PARTY’S LIABILITY OF ANY KIND (EXCEPT FOR LIABILITY RESULTING FROM INTELLECTUAL PROPERTY INFRINGEMENT) INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT PURSUANT TO ANY CLAIMS UNDER SECTION 6.07(a), IN NO CASE SHALL MAYO’S LIABILITY FOR DAMAGES OF ANY TYPE EXCEED THE TOTAL PAYMENTS WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY ABARIS AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

6.07 Indemnification by Mayo. Mayo shall defend, indemnify, and hold harmless Abaris and Abaris’ Affiliates and Sublicensees from all liability, demands, damages, expenses, losses, fees (including attorneys’ fees) and settlements, for actions arising out of: (a) claims by patients for injuries or death resulting from pre-clinical or clinical studies conducted by Mayo or its Affiliates prior to the Effective Date of this contract and related to the subject matter included in the Licensed Patents or the Licensed Know-How; (b) the gross negligence or willful misconduct of Mayo or its Affiliates in performing their obligations under this contract; and (c) any breach of a representation or warranty provided in Section 6.02(a) of this contract; provided, however that: (i) Abaris shall give Mayo prompt written notice of any such claim or lawsuit; (ii) Mayo shall have the right to compromise, settle or defend such claim or lawsuit; and (iii) Abaris, at Mayo’s expense, cooperates with Mayo in the defense of such claim or lawsuit. Abaris shall have the right to participate at its own expense and using its own counsel in such actions.

Article 7.00 – Term and Termination.

7.01 Term. The term of this contract is for the life of the last to expire Valid Claim within the Licensed Patents. Upon expiration, but not upon any termination as set forth in Sections 7.02-7.07, the license to Abaris under the Licensed Know-How becomes paid-up, irrevocable and non-exclusive.

7.02 Termination.

(a)	If Abaris defaults in the payment of any royalty, fees, payment, or in the making of any report; or makes an intentionally false report; or commits another Material Breach of this contract, Mayo may, at its sole option, terminate this contract upon written notice to Abaris. The notice shall specify the basis for such Termination and shall be effective upon sixty (60) days after mailing or personal delivery to the address set forth in Section 10.05, unless such default or other Material Breach is first cured to meet Abaris’ obligations under this contract.

(b)	If Mayo commits a Material Breach of this contract, Abaris may, at its sole option, terminate this contract upon written notice to Mayo. The notice shall specify the basis for such Termination and shall be effective upon sixty (60) days after mailing or personal delivery to the address set forth in Section 10.05, unless such default or other Material Breach is first cured to meet the Mayo’s obligations under this contract.

(c)	Mayo and Abaris may mutually terminate this contract by reaching a written agreement signed by both parties. Either party may request discussions for any such agreement by providing the other party with ninety (90) days prior written notice of its desire to terminate this contract.

7.03 Insolvency of Abaris. Mayo may terminate this contract immediately upon written notice to Abaris if Abaris ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

7.04 Infringement of Third Party Rights. If Abaris discontinues manufacturing or marketing the Licensed Product because of proof of infringement of the rights of a third party, then Abaris, at its option, may terminate this contract by providing written notice to Mayo, accompanied by written proof of the infringement claims, which proof is reasonably satisfactory to Mayo.

7.05 Survival. The following rights and obligations survive the Termination of this contract:

(a)	Abaris’ obligation to supply reports covering the time period up to the date of Termination;

(b)	Mayo’s right to receive payments, fees, and royalties accrued or accruable from payment at the time of any Termination;

(c)	Abaris’ obligation to maintain records, and Mayo’s right to have those records inspected;

(d)	any cause of action or claim of Mayo, accrued or to accrue, because of any action or omission by Abaris;

(e)	the parties’ obligations stated in Sections 3.02 (c), 3.06 and 3.07 and Articles 6.00, 7.00 and 10.00 of this contract; and

(f)	Abaris’ obligation to return all materials given to it by Mayo, including inventory.

7.06 Termination in a Specific Country. Notwithstanding anything in this contract to the contrary, Abaris, in its sole discretion, may terminate this contract at any time as to a specific country or countries and specific patents in the Territory. Such termination must be evidenced by a certified written notice to Mayo signed by the chief executive officer and one other officer of

Abaris. Such termination shall not affect the rights of Abaris under this contract in any other country in the Territory. Furthermore, such termination shall not entitle Abaris to any refund of payments which Abaris has made to Mayo prior to such termination. Termination of this contract as to a specific country or countries and specific patents in the Territory under this Section shall be deemed an election by Abaris to discontinue the pursuit of and payment for patent protection for such Licensed Patents in such country or countries. In accordance with Section 9.03(c) below, Abaris shall provide Mayo with reasonable notice prior to stopping such pursuit of patent protection and shall execute such documents as are necessary or helpful to prosecute, maintain and defend such patents or applications.

7.07. Termination for Abandonment. This contract shall terminate if Abaris decides to expressly abandon the development or commercialization of the Licensed Products, which must be evidenced by a certified written notice to Mayo signed by the chief executive officer and one other officer of Abaris. Such termination shall not entitle Abaris to any refund of payments which Abaris has made to Mayo prior to such termination.

7.08 Sale After Termination. Upon termination of this contract, other than expiration pursuant to Section 7.01 of this contract, Abaris, its Affiliates and Sublicensees shall have the right for nine (9) months to sell the Licensed Products in inventory, on order, or being manufactured at the time of notification of termination, whether or not in the form of raw materials, products in process or finished products on hand, provided the Royalties owed to Mayo for such sales are paid to Mayo when due in accordance with this contract.

Article 8.00 – Commercially Reasonable Efforts.

8.01 Representations of Abaris. Abaris has represented to Mayo, to induce Mayo to enter into this contract, that Abaris is experienced in the development of pharmaceutical products similar to the Licensed Product, is experienced in regulatory filings associated with the approval process for such products, at the appropriate point in time will hire the appropriate personnel to manufacture or have manufactured, market and sell products similar to the Licensed Product, and that it will commit itself to taking commercially reasonable efforts for an entity of its size to develop a program which will ultimately result in the commercialization of the Licensed Product.

8.02 Commercially Reasonable Efforts. If at any time during the term of this contract Abaris fails to exercise or is presently unable to exercise, its commercially reasonable efforts in the development, production, quality control, service, manufacture, marketing, or sales of the Licensed Product, then Mayo may terminate this contract in accordance with Section 7.02(a) of this contract. Abaris shall use commercially reasonable efforts to file a New Drug Application (“NDA”) for a Licensed Product by [*], however the failure of Abaris to file such NDA by such date, in and of itself, shall not constitute a breach of Abaris’ duty to use commercially reasonable efforts under Article 8.00 of this contract. In the event of any such failure, to maintain this contract in force, Abaris, at its option, shall pay Mayo a payment in the amount of [*] by [*]. Such payment shall automatically be applied to reduce future Royalties owed by Abaris to Mayo.

*Confidential Treatment Requested.

Article 9.00 – Patents.

9.01 Patent Numbers. Abaris, its Affiliates and Sublicensees shall mark all Licensed Product sold in the United States with any applicable United States patent numbers, and all Licensed Product sold in countries other than the United States with any applicable patent numbers of the country of sale. All Licensed Product shipped to or sold in other countries in the Territory shall be marked in such a manner as to conform with the patent laws and other laws of the country of manufacture or sale.

9.02 Notice of Infringement by Third Party. Notwithstanding anything else in this contract, if at any time a third party shall infringe any unexpired Licensed Patents right licensed in this contract, and if such infringement shall come to the attention of either Mayo or Abaris, that party shall promptly give notice in writing to the other party of the existence of such infringement.

9.03 Patents.

(a) Any patents issuing from the Licensed Patents, or patents issuing on applications filed on the Improvements shall be applied for on behalf of Mayo, and Abaris shall acquire no right, title or interest therein.

(b) Subject to Section 9.07 below, unless otherwise subsequently agreed to by Abaris and Mayo, beginning on the Effective Date Abaris shall have the worldwide right to pursue patent protection for the Licensed Patents in the name of and on behalf of Mayo, including the right to prepare, file, prosecute and maintain the Licensed Patents. Abaris may select the countries in which patent protection should be pursued and may also select legal counsel to represent it in these matters. Abaris shall pay for all expenses related to such pursuit of patent protection. Mayo shall reasonably cooperate with Abaris in such pursuit of patent protection, including, but not limited to within sixty (60) days after the Effective Date transferring and delivering to Abaris patent prosecution files, current docket sheets, current docket information and filing and response deadlines; and to the extent within Mayo’s control, causing the inventors named in the Licensed Patents to disclose or further disclose inventions, sign oaths or declarations and assignment instruments and generally assist Abaris in the pursuit of patent protection.

(c) Subject to Section 9.07 below, Abaris shall solicit Mayo’s advice and review of patent applications within the Licensed Patents, and Abaris shall take into consideration Mayo’s advice thereon, prior to the filing of the application or any action related thereto. Abaris shall keep Mayo reasonably informed regarding the preparation, filing and prosecution of all Licensed Patents, provide Mayo with any papers, including applications, filed in any patent offices, and from time-to-time as necessary revise and provide Mayo with an updated Exhibit A. If Abaris elects not to prepare, file, prosecute or maintain certain of such patents or patent applications encompassed within the Licensed Patents, in one or more countries, or regions, Abaris shall give Mayo written notice thereof within a reasonable period prior to allowing such patents or patent applications to lapse or become abandoned or unenforceable, and Mayo shall thereafter have the right, at its sole expense and discretion, to prepare, file, prosecute, and maintain such patent applications or patents in its name in such countries. In the event Abaris elects not to prepare, file prosecute or maintain any patent or application in the Licensed Patents pursuant to this Section

9.03(c), the exclusive license hereunder to such patent or application shall terminate with respect to that country and patent or patent application and Abaris shall have no further obligation under Section 4.02 to pay for any costs accruing after the date of termination. Notwithstanding any of the foregoing, Abaris will file, to the extent applicable to Improvements within the Licensed Patents, subject to Section 3.01(e), or Licensed Patents where the opportunity to file is still available as of the Effective Date, and prosecute and maintain the Licensed Patents in the United Kingdom, Germany, France, Spain, Italy, Canada, United States and Japan.

9.04 Defense of Third Party Action. If any patent infringement action is brought in a country in the Territory against Abaris, its Affiliates or Sublicensees because of the actual or anticipated manufacture, use, sale or importation of the Licensed Products, Abaris, its Affiliates or its Sublicensees, as appropriate, may, at their option, defend against such infringement action. Mayo shall reasonably cooperate with Abaris, its Affiliates and Sublicensees in any such defense and shall make available to Abaris, its Affiliates or Sublicensees copies of any and all relevant records, papers, documents, information and specimens in Mayo’s possession, if necessary under an appropriate protective order. Abaris, its Affiliates and Sublicensees shall have the sole right to control any such defense, and the right to settle and compromise such action or dispute.

9.05 Abaris’ Right to Prosecute Infringements. Subject to Section 9.07 below, Abaris, at Abaris’ expense, shall have the primary right, but not the obligation, to take action in its own name, in the name of its Affiliates and its Sublicensees, and in the name of Mayo, as Abaris deems necessary, to restrain infringement, threatened infringement or suspected infringement of the Licensed Patents and to recover profits and damages. Mayo, at Abaris’ expense, shall reasonably cooperate with Abaris in such action and shall make available to Abaris copies of any and all relevant records, papers, documents, information and specimens in Mayo’s possession, if necessary under an appropriate protective order. Mayo, at Mayo’s option and expense, may participate as a party in such action. Abaris shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute. In the event any monetary recovery in connection with such action or settlement is obtained, such recovery shall be applied in the following priority: first, to reimburse Abaris for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys’ fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs; second, to reimburse Mayo for its total expenses incurred in cooperating in such action, including filing fees, reasonable attorneys’ fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs; third, to be shared by the proportion and up to the extent of any damages established including, but not limited to, Abaris’ lost profits or lost royalties and Mayo’s lost royalties; and fourth, the balance, if any, to be retained by Abaris.

9.06 Mayo’s Option to Prosecute Infringements. If Abaris does not file an action to restrain infringement, threatened infringement or suspected infringement of the Licensed Patents within one (1) year after Abaris becomes aware of such infringement, threatened infringement or suspected infringement, then Mayo, at Mayo’s expense, at any time prior to Abaris’ thereafter filing such action, shall have the secondary right, but not the obligation, to bring suit in its name, and in the name of its Affiliates, Abaris, and its Affiliates and Sublicensees as Mayo deems necessary, to restrain such infringement, threatened infringement or suspected infringement and to recover profits and damages. Abaris, at Mayo’s expense, shall reasonably cooperate with

Mayo in all respects in such action and shall cause any of Abaris’ employees and agents to give depositions or testify when requested by Mayo and make available to Mayo copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. Abaris, at Abaris’ option and expense, may participate as a party in such action. Mayo shall have the sole right to control prosecution, and the right to settle and compromise such action or dispute. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse Mayo for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys’ fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs; second, to reimburse Abaris for its total expenses incurred in prosecuting such action, including filing fees, reasonable attorneys’ fees, reasonable local counsel fees, expert and other witness fees and all other reasonable costs and third to be shared by the proportion and up to the extent of any damages established including, but not limited to, Abaris’ lost profits and lost royalties and Mayo’s lost royalties; and fourth, the balance, if any, to be retained by Mayo.

9.07 Mayo/UM Patent. The rights of Abaris to carry out activities pertaining to the Licensed Patents provided in Article 9.00 shall exclude all activities pertaining to the Mayo/UM Patents. With respect to the activities set forth in Article 9.00, Mayo will have control of any such activities, including prosecution, maintenance, defense and litigation. Mayo will provide Abaris with reasonable opportunity to comment on any such actions. For avoidance of doubt, Mayo’s interest in the Mayo/UM Patents will not be considered a Licensed Patent under Sections 6.02, 6.07 and this Article 9.00.

Article 10.00 – General Provisions.

10.01 Assignment and Subcontract. Abaris is strictly prohibited from assigning any of its obligations or rights under this contract, including any right to use the Mayo Names as may be provided in Section 6.01 above, without Mayo’s prior, express, written consent, which consent may be withheld in Mayo’s sole discretion; provided, however, that Abaris may assign its other rights and obligations under this contract, with the exception of any rights under Section 6.01, including, without limitation, the licenses granted under Section 3.01 of this contract, in the sale of all or substantially all of the assets of the business to which this contract pertains. Such assignment may occur only upon Mayo’s prior written approval, such approval not to be unreasonably withheld or delayed. Abaris shall have the right to enter into contracts with subcontractors for the purposes of fulfilling Abaris’ obligations under this contract.

10.02 Waiver. No part of this contract may be waived except by the further written agreement of the parties. Forbearance in any form from demanding the performance of a duty owed under this contract is not a waiver of that duty. Until complete performance of a duty owed under this contract is accomplished, the party to which that duty is owed may invoke any remedy under this contract or under law, despite its past forbearance in demanding performance of that duty.

10.03 Governing Law and Jurisdiction. This contract is made and performed in Minnesota. It is governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota. This is not a contract for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this contract. To the extent the substantive and procedural law of the United States would apply to this contract, it supersedes the application of Minnesota law. The exclusive forum for actions between the parties in connection with this contract are the State District Court sitting in Olmsted County, Minnesota, or the United States Court for the District of Minnesota. The parties agree that all disputes between them concerning this contract, whether arising before or after Termination, will be settled only according to the arbitration process described in Exhibit D, attached to and incorporated into this contract, and not through any action at law or in equity, except as otherwise permitted under Exhibit D.

10.04 Headings. The headings of articles and sections used in this document are for convenience of reference only, and are not a part of this contract.

10.05 Notices. Any notice required to be given under this contract is properly provided if in writing and either personally delivered, or sent by express or certified mail, postage prepaid, to the parties at the following addresses, unless other addresses are provided consistent with this Section 10.05:

Mayo Foundation for Medical Education and Research

200 First Street SW

Rochester, Minnesota 55905-0001

Attn: Office of Technology Commercialization, Mayo Medical Ventures

Abaris Pharma, Inc.

2025 1st Avenue, Suite 800

Seattle, Washington 98121

Attn: Chief Executive Officer

Unless otherwise expressly specified in this contract, notices sent by mail are considered effective upon the earlier of: the fifth (5th) day after dispatch (or the tenth (10th) day after dispatch if dispatched by air mail other than in the United States) or the day of actual receipt. Notices personally delivered are considered effective upon the date of delivery. It is the responsibility of the party giving notice to obtain a receipt for delivery of the notice, if that party considers such a receipt advisable. Either party may notify the other party of a change to the appropriate address for Notices under this contract.

10.06 Limitation of Rights Created. This contract is intended only to benefit the two parties to it. They have no intention to create any interests for any other party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Product may be used.

10.07 Independent Contractors. In the performance of their respective duties under this contract, the parties are independent contractors of each other. Neither is the agent, employee, or servant of the other. Each is responsible only for its own conduct.

10.08 Entire Contract. This document states the entire contract between the parties about its subject matter. All past and contemporaneous discussions, agreements, proposals, promises, warranties, representations, guarantees, correspondence, and understandings, whether oral or written, formal or informal, are entirely superseded by this contract.

10.09 Unenforceable Provision. The unenforceability of any part of this contract will not affect any other part. This contract will be construed as if the unenforceable parts had been omitted.

10.10 Changes to Contract. No part of this contract, including this Section 10.10, may be changed except in writing, through another document signed by both parties, and expressly referencing this contract.

10.11 Construction. Both parties agree to all of the terms of this contract. Both parties execute this contract only after reviewing it thoroughly. That one party or the other may have drafted all or a part of this contract will not cause this contract to be read more strictly against the drafting party. This contract, and any changes to it, will be interpreted on the basis that both parties contributed equally to the drafting of each of its parts.

10.12 Nondisclosure. Subject to the terms of this contract, neither party shall disclose any of the terms of this contract without the express, prior, written consent of the other party, or unless required by law. Abaris may disclose the terms of this contract to third parties under a confidentiality agreement which is consistent with the terms of this contract specifically including Section 3.06, provided, however, that such disclosure shall be appropriately redacted whenever commercially reasonable.

[THIS SPACE WAS INTENTIONALLY LEFT BLANK]

10.13 Counterparts. This contract may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed:             /s Rick F. Colvin

Printed Name:             Rick F. Colvin

Title:             Assistant Treasurer

Date:             1/4/2002

ABARIS PHARMA, INC.:

Signed:             /s/ Jonathan P. Mow

Printed Name:             Jonathan P. Mow

Title:             VP Business Development

Date:             January 4, 2002

EXHIBIT A

(Page 1 of 3)

Licensed Patents

1)	Mayo File [*]

*Confidential Treatment Requested.

EXHIBIT A

(Page 2 of 3)

Licensed Patents

2)	Mayo File [*]

3)	Mayo File [*]

*Confidential Treatment Requested.

EXHIBIT A

(Page 3 of 3)

Licensed Patents

4)	Mayo File [*]

*Confidential Treatment Requested.

EXHIBIT B

(Page 1 of 2)

Licensed Know-How

Licensed Know-How includes information provided by MAYO to the COMPANY for purposes of this contract such as: [*];

Licensed Know-How specifically includes:

1.	Research data related to the research of [*].

2.	Study documents for the [*] studies conducted by Mayo including:

a. [*];

b. [*];

c. [*].

To the extent in Mayo’s possession, custody or control, Mayo agrees to further provide Abaris the following information, which, once provided shall also be included in the Licensed Know-How:

1.	The Investigational Drug Application (IND) for [*]

2.	Additional study documents for the [*] studies conducted by Mayo including:

a. [*];

b. [*];

c. [*];

d. [*];

e. [*];

f. [*];

g. [*];

h. [*];

*Confidential Treatment Requested.

EXHIBIT B

(Page 2 of 2)

Licensed Know-How

i. [*];

j. [*];

k. [*];

l. [*];

m. [*];

n. [*];

o. [*].

*Confidential Treatment Requested.

EXHIBIT C

The Slide (attached) [*]

*Confidential Treatment Requested.

EXHIBIT D

(Page 1 of 2)

MANDATORY MEDIATION AND BINDING ARBITRATION

1. NOTICE OF DISPUTE. Any dispute related to this Agreement between the parties, including its formation, performance, or termination, which cannot be resolved by the parties themselves within [*] of written notice by one party to the other of the existence of a dispute, may be referred by either of the parties to mandatory mediation and binding arbitration under the terms of this Exhibit. The parties intend the mediation/arbitration procedure described in this Exhibit to substitute in all cases for litigation related to any such dispute, subject only to Section 7, below, and this agreement to submit all such disputes to mandatory mediation and binding arbitration is irrevocable.

2. LIMITATION PERIOD. No demand for mediation/arbitration may be made regarding any claim more than [*] after written notice by one party to the other of the existence of a dispute, regardless of any otherwise applicable statute of limitations.

3. MEDIATOR/ARBITRATOR. If the parties cannot agree upon a single mediator/arbitrator within [*] after written demand by either of them for mediation/arbitration, then a single mediator/arbitrator shall be chosen by the American Arbitration Association office in Minneapolis, Minnesota, within [*]. The mediator/arbitrator shall be generally experienced in the legal, technical and pharmaceutical matters related to the dispute.

4. MEDIATION. Within [*] of the appointment of the mediator/arbitrator, the parties must attend a mediation session at which the mediator/arbitrator personally shall attempt to guide the parties to a settlement. Each party may be represented by counsel at the mediation, but each party must attend through an officer having authority to agree to a settlement at the mediation. The mediation session shall occur in Minneapolis or in St. Paul, Minnesota, and shall extend no longer than a single day. Statements or offers made at the mediation session shall not be admissible in any later arbitration hearing.

5. ARBITRATION. If such mediation has not resulted in a mutually-executed settlement agreement (or withdrawal of claim) within [*] after the date of mediation, then the parties shall proceed to arbitration as described below. Such arbitration, which the parties intend to be final and to substitute for litigation, shall occur in Minneapolis or in St. Paul, Minnesota, and the arbitration results may be entered as a final judgment in any court with jurisdiction. The decision of the arbitrator shall be final and binding upon the parties both as to law and fact.

(a) Initial Disclosures. Within [*] after the date of mediation, the parties shall exchange written disclosures listing with reasonable specificity: (i) all exhibits expected to be used by the party at arbitration, and complete copies of such exhibits, (ii) all witnesses expected to be called by the party at arbitration, and (iii) the substance of the testimony of each witness. Copies of such disclosures shall be sent to the arbitrator. No exhibit or witness may be called if the same does not appear on such disclosure, and no witness may testify as to matters not described in such disclosure, except for rebuttal testimony as may be permitted by the arbitrator.

(b) Discovery Period. Within [*] after exchange of the disclosure notices, the parties shall make specific discovery requests to the arbitrator, and within an additional fourteen (14) days the arbitrator shall issue to both parties a joint discovery order. The discovery period preceding the arbitration hearing shall not exceed [*] from the issuance of the discovery order by the arbitrator.

*Confidential Treatment Requested.

EXHIBIT D

(Page 2 of 2)

(c) Scope of Discovery. Discovery shall be limited to that ordered by the arbitrator as being reasonable and necessary, and in no case shall exceed the deposition of [*] for each party, and/or the exchange of more than a total of [*] specific and non-compound interrogatories by each party, and/or two specific requests by each party for the production of documents considered by the arbitrator to be reasonably relevant and not unduly burdensome.

(d) Hearing. The arbitration hearing, which shall be confidential to the parties and not open to the public, shall not exceed [*] separate days, and shall be completed within thirty (30) days of the close of discovery. The arbitrator may admit any testimony or other evidence which the arbitrator decides is reasonably relevant to the issues of the arbitration, but excluding statements or offers made by either party at the mediation session.

(e) Final Decision. The arbitrator shall issue a final written decision no later than [*] following the end of the arbitration hearing, stating findings as to law and fact. The decision shall be confidential to the parties. The arbitrator shall be limited to determining and ordering the payment of actual and direct damages if any, and may order the payment of indirect, special, incidental, or consequential damages only where bad faith has been shown and/or to the extent required to fulfill any obligations under Article 7 of the Agreement. The arbitrator shall not order the payment of punitive or exemplary damages in any case.

6. COSTS AND FEES. Both parties shall be responsible for their own costs and fees (including attorney’s fees), and shall divide common costs and fees equally; however, if the arbitrator specifically finds bad faith on the part of either party, then the arbitrator may order a different division of costs and fees.

7. EQUITABLE RELIEF. Nothing in this Exhibit prohibits either party from seeking equitable relief to protect its rights to the extent that irreparable harm may occur and damages would not be a sufficient remedy, except that neither party shall seek to enjoin mediation/arbitration as described in this Exhibit.

(a) Specific Performance. Among the equitable remedies that a party may seek under this part 7, either party may petition a court for specific performance of the terms of this Exhibit, including following the failure of either party without good cause to adhere to the time limits set out in this Exhibit. A party securing an order for specific performance under this part 7(a) is entitled to recover costs and reasonable attorneys’ fees in connection with such petition for specific performance and any related hearings.

8. SURVIVAL. The rights and obligations of the parties described in this Section 8 survive the termination, expiration, non-renewal, or rescission of this Agreement.

9. GOVERNING RULES AND LAW. To the extent not inconsistent with the terms of this Exhibit, the mediation and arbitration are governed by the rules of the American Arbitration Association, the Minnesota Arbitration Act, and the Federal Arbitration Act (9 U.S.C s. 1 et seq.).

*Confidential Treatment Requested.